Exhibit 5.1

OPINION OF RICK F. YEH, ESQ.

June 30, 2016

Diodes Incorporated

4949 Hedgcoxe Road, Suite 200

Plano, TX 75024

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I am a member of the Bar of the State of Michigan and am In House Counsel at Diodes Incorporated, a Delaware corporation (the “Company”). I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission, covering 724,158 shares (the “Shares”) of the Company’s Common Stock, par value $0.66 2/3 per share, in connection with awards granted to employees of Pericom Semiconductor Corporation under the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) pursuant to the terms of the Agreement and Plan of Merger by and among the Company, PSI Merger Sub, Inc. and Pericom Semiconductor Corporation (“Pericom”) dated as of September 2, 2015 (the “Merger Agreement”).

At your request, I have examined the Company’s Certificate of Incorporation and bylaws and originals or copies certified, or otherwise identified to my satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as I deemed necessary or advisable for the purpose of rendering this opinion.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

Based on the foregoing review, and in reliance thereon, I am of the opinion that the Shares in connection with the grant of awards to employees of Pericom pursuant to the Merger Agreement as contemplated in the applicable agreements provided for under the 2013 Plan have been duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully-paid and non-assessable.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in Part II, Item 5 of the Registration Statement. In giving this consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

I express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.

My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the 2013 Plan, the award agreements related to the Shares, or the Registration Statement.

Respectfully submitted,

/s/ Rick F. Yeh
Rick F. Yeh